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                                                                    Exhibit 12.1

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Fixed Charges                                                 2002     2001    2000      1999      1998
-------------                                                ---------------------------------------------
         Interest expense                                       19       18      13        12        13
                                                             ---------------------------------------------
Add      Portion of rental expense representing interest        24       27      28        33        25
                                                             =============================================
Equals   Fixed charges                                          43       45      41        45        38
                                                             =============================================


Earnings
--------                                                     ---------------------------------------------
         Income (loss) before tax                              131      124     275       235       212
                                                             ---------------------------------------------
Add      (Income) loss from equity investees                     3        2      (3)        2         0
                                                             ---------------------------------------------
Add      Fixed charges                                          43       45      41        45        38
                                                             =============================================
Equals                                                         177      171     313       282       250
                                                             =============================================

Ratio of Earnings to Fixed Charges                             4.1      3.8     7.6       6.3       6.6

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